Exhibit 99.1 Physical Statistics for 1Q05

PHYSICAL STATISTICS
	IT	IIT	IIIT	IVT	IT	IIT	IIIT	IVT
	2004	2004	2004	2004	2005	2005	2005	2005

Total lines in service at the end of period	2,419,587	2,397,404	2,398,137	2,427,364	2,437,542	0	0	0
Average number of lines in service (quarterly)	2,412,799	2,407,635	2,395,514	2,456,591	2,432,777	0	0	0
Number of lines installed (1)	3,040,989	3,041,713	3,042,468	3,043,379	3,048,719	0	0	0
Lines per 100 Inhabitants (2)	16.0%	15.9%	15.9%	16.1%	16.1%	0.0%	0.0%	0.0%
Public telephones in service at end of period	32,692	31,497	30,376	31,538	27,999	0	0	0
Effective minutes of local traffic measured by second (million)	3,409	3,471	3,495	3,384	2,969	0	0	0
Local calls MLS (millions)	1,156	1,167	1,215	1,216	1,069	0	0	0
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	167,930	169,043	164,474	162,437	153,439	0	0	0
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	16,943	17,436	16,534	16,082	15,636	0	0	0
Access charge traffic (thousands of minutes)	1,201,741	1,210,418	1,188,790	1,071,907	934,998	0	0	0
Number of lines connected	82,307	81,818	77,909	101,284	88,778	0	0	0
Number of CTC's employees (end of period) (3)	3,029	2,972	2,917	2,816	2,875	0	0	0
Number of subsidiaries' employees (end of period) (3)	1,770	1,772	989	929	972	0	0	0
Number of cellular subscribers (end of period)	2,500,135	2,738,580	-	-	-	0	0	0
ADSL connections (end of period)	143,108	164,513	180,487	200,794	221,880	0	0	0
(1) Includes circuits and ISDN lines in order to indicate the real capacity of the network.
(2) 2002 Poll (15.1 million inhabs.) identified that estimated Chilean population by the "INE", Statistic National Institute, (15.7 million inhabs.) was overestimated
(3) It is included the permanent personnel plus personnel with fixed term contracts.

ANNUAL VARIATION
	IT	IIT	IIIT	IVT	IT	IIT	IIIT	IVT
	2004	2004	2004	2004	2005	2005	2005	2004

Total lines in service at the end of period	-8.0%	-6.6%	-3.6%	0.4%	0.7%	0.0%	0.0%	0.0%
Average number of lines in service (quaterly)	-9.2%	-7.2%	-5.1%	-0.1%	0.8%	0.0%	0.0%	0.0%
Numbers of lines installed	0.5%	0.4%	0.3%	0.2%	0.3%	0.0%	0.0%	0.0%
Lines per 100 Inhabitants	-8.1%	-6.4%	-3.5%	0.4%	0.9%	0.0%	0.0%	0.0%
Public telephones in service at the end of period	-7.6%	-10.9%	-12.5%	-8.6%	-14.4%	0.0%	0.0%	0.0%
Effective minutes of traffic measured by second (million)	-4.0%	-10.2%	-10.2%	-12.5%	-12.9%	0.0%	0.0%	0.0%
Local calls MLS (millions)	-3.7%	-6.4%	-3.1%	-5.1%	-7.5%	0.0%	0.0%	0.0%
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	1.8%	7.4%	3.3%	-1.9%	-8.6%	0.0%	0.0%	0.0%
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	4.9%	7.0%	3.3%	1.3%	-7.7%	0.0%	0.0%	0.0%
Access charge traffic (thousands of minutes)	-17.7%	-15.8%	-13.0%	-18.7%	-22.2%	0.0%	0.0%	0.0%
Number of lines connected	26.5%	37.8%	15.8%	-13.1%	7.9%	0.0%	0.0%	0.0%
Number of CTC's employees (end of period)*	17.9%	13.0%	9.3%	7.3%	-5.1%	0.0%	0.0%	0.0%
Number of subsidiaries' employees (end of period)*	-16.5%	-18.6%	-53.5%	-55.7%	-45.1%	0.0%	0.0%	0.0%
Number of cellular subscribers (end of period)	32.7%	40.8%	-	-	-	0.0%	0.0%	0.0%
ADSL connections (end of period)	116.6%	95.4%	67.8%	60.3%	55.0%	0.0%	0.0%	0.0%
* In January 2004 certain labor contracts with some employees, that corresponded to the local business after the restructuring in 2002, were regularized since these contracts were still linked to other subsidiaries of the Company